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Phone:  412.644.7800

	Report of Independent Auditors on Compliance With the
	  Uniform Single Audit Program for Mortgage Bankers

Board of Directors
LaSalle Talman Home Mortgage Corporation


We have audited, in accordance with generally accepted auditing standards, the balance sheet of LaSalle Talman Home Mortgage Corporation (LTHMC) as of December 31, 1994, and the related statements of income, stockholder's equity, and cash flows for the year then ended, and have issued our report thereon dated January 20, 1995.

The audit referred to above included tests relating to mortgage loans serviced for others in accordance with the requirements of the UNIFORM SINGLE AUDIT PROGRAM FOR MORTGAGE BANKERS. Our audit disclosed no exceptions or errors in records relating to mortgage loans serviced for others that, in our opinion, paragraph 4 of that Program requires us to report.

We are independent auditors with respect to LTHMC within the meaning of the Code of Professional Conduct of the American Institute of Certified Public Accountants.

This report is intended for the use of the Board of Directors, management, and those investors for which LTHMC services loans and should not be used for any other purpose.

/s/ Ernst & Young LLP


January 20, 1995